Contact:
Ever-Glory International Group, Inc	CCG Elite Investor Relations
Emily Guo, Chief Financial Executive	Crocker Coulson, President
Phone: +86-25-52096222	Phone: +1-646-213-1915 (New York)
Email: emily@ever-glory.com	Email: crocker.coulson@ccgir.com

For Immediate Release

Ever-Glory Appoints Two New Independent Directors

Nanjing, China - March 19, 2008 - The Board of Directors of Ever-Glory International Group, Inc. (OTCBB: EVGY) (“Ever-Glory,” the “Company”), a leading apparel manufacturer in the People's Republic of China (“PRC”), today announced that Mr. Bennet P. Tchaikovsky and Mr. Changyu Qi have accepted appointments as independent directors of the Company effective March 14, 2008. Mr. Tchaikovsky and Mr. Qi replace Mr. Ning Li and Mr. Ru Qin Wei, both of whom voluntarily stepped down from the Board of Directors effective March 14, 2008.

"We are pleased to welcome these two highly qualified independent directors to our board of directors. Their solid backgrounds and depth of experience will help make significant contributions to our company and ensure we meet the high standard of corporate governance necessary to be listed on a senior U.S. exchange,” said Mr. Yihua Kang, Chairman and Chief Executive Officer of Ever-Glory.

Mr. Tchaikovsky will serve as Chairman of the Board’s Audit Committee. He served as Chief Financial Officer of Innovative Card Technologies from July 2004 to October 2007 and as Vice President of Finance for TJR Industries, Inc. from January 2003 through November 2003. Prior to that, he was the Interim Chief Financial Officer and Chief Financial Officer of Digital Lava. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara and a J.D. from Southwestern University School of Law.

Mr. Qi will serve as a board member. He has more than 30 years of experience in international trade and has served as an independent director on the board of directors of Jiangsu Skyrun International Group since 2007. He is currently the President of both the Jiangsu Chamber of Commerce for Import & Export Firms and the Jiangsu International Freight Forwarders Association. Mr. Qi received a B.S. in Foreign Trade and Economy from Beijing Foreign Trade University.

About Ever-Glory International Group, Inc.

Ever-Glory International Group (OTCBB: EVGY) is a U.S. publicly-traded company engaged in international garment manufacturing for well-known middle- to high-grade casual, outer, and sportswear brands. The Company's U.S. headquarters is in Los Angeles, California, although Ever-Glory also has three subsidiaries, Goldenway Nanjing Garments Co. Ltd., Nanjing New-Tailun Garments Co, Ltd. and Nanjing Catch-Luck Garments Co., Ltd. Ever-Glory has strategic business partners in countries including China, Japan, Europe and the U.S. The Company cooperates with branded retail chains that are widely known in their respective markets. In 2007, 57% of the company’s total sales revenue came from customers in Europe, 16% from Japan, 21% from the United States and 6% from within China. For more information about Ever-Glory International Group, please visit: http://www.everglorygroup.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the company’s ability to accurately complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates and/or joint venture partners, the performance of third parties with whom the company does business, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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